Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Southern National Bancorp of Virginia, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Southern National Bancorp of Virginia, Inc. of our reports dated March 16, 2017, with respect to the consolidated balance sheets of Southern National Bancorp of Virginia, Inc. as of December 31, 2016 and 2015 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in Southern National Bancorp of Virginia, Inc.’s 2016 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
April 5, 2017